EXHIBIT 3.1

ARTICLE OF AMENDMENT

TO

FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AMERICAN PULP EXCHANGE, INC.

     1. The name of the corporation is American Pulp Exchange, Inc., a Florida corporation (the “Corporation”).

     2. Article I of the First Amended and Restated Articles of Incorporation of the Corporation is amended to read in full as follows:

ARTICLE I

NAME

The name of the corporation is Penthouse International, Inc. (hereinafter called the “Corporation”).

     3. Article II of the First Amended and Restated Articles of Incorporation of the Corporation is amended to read in full as follows:

ARTICLE II

PURPOSES

The purposes of the Corporation shall be to engage in any activities or businesses permitted under the laws of the United States of America and the State of Florida.

     4. Section 6.9.3 of Article VI of the First Amended and Restated Articles of Incorporation of the Corporation is amended to read in full as follows:

6.9.3 Protective Provisions Regarding Subsidiaries. For so long as shares of Series A Preferred Stock or Series B Preferred Stock remain outstanding, the Corporation shall not permit any of its Subsidiaries to take any of the following actions, without the approval of the holders of at least sixty percent (60%) of Series A Preferred Stock then outstanding or sixty percent (60%) of Series B Preferred Stock then outstanding (each voting as a separate series), respectively, which approval shall not be unreasonably withheld:

(a)	become a party to any long-term (longer than one year, exclusive of renewals) agreements providing for any license or right to use Intellectual Property; or

(b)	become a party to any agreement (other than the Expense Allocation Agreement and the Tax Sharing and Indemnification Agreement) to which GMI and GMI’s Subsidiaries are parties other than on substantially the same terms as those applicable to the GMI Subsidiaries.

     5. The date of adoption of the foregoing amendments to the First Amended and Restated Articles of Incorporation of the Corporation is November 14, 2002.

     6. The foregoing amendments of the First Amended and Restated Articles of Incorporation of the Corporation have been approved by the Corporation’s shareholders. The number of votes cast for the amendments by the shareholders was sufficient for approval.

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     IN WITNESS WHEREOF, the undersigned has hereunto subscribed to and executed this Article of Amendment to the First Amended and Restated Articles of Incorporation this 14th day of November, 2002.

     DATED: November 14, 2002

AMERICAN PULP EXCHANGE, INC

By:	/s/ R. Guccione

Robert Guccione, Chairman and President

[SIGNATURE PAGE TO ARTICLE OF AMENDMENT TO FIRST AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF AMERICAN PULP EXCHANGE, INC.]